Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2014	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$29,341	56,272	$0.52

Effect of dilutive securities:
Stock compensation plans	—	988

Diluted EPS:
Net income available to common stockholders	$29,341	57,260	$0.51

Second Quarter 2013	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$27,122	55,609	$0.49

Effect of dilutive securities:
Stock compensation plans	—	1,007

Diluted EPS:
Net income available to common stockholders	$27,122	56,616	$0.48

Six Months ended June 30, 2014	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$47,315	56,182	$0.84

Effect of dilutive securities:
Stock compensation plans	—	1,033

Diluted EPS:
Net income available to common stockholders	$47,315	57,215	$0.83

Six Months ended June 30, 2013	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$49,427	55,490	$0.89
Net loss from discontinued operations	(997)	55,490	(0.02)
Net income available to common stockholders	$48,430	55,490	$0.87

Effect of dilutive securities:
Stock compensation plans	—	1,040

Diluted EPS:
Net income from continuing operations	$49,427	56,530	$0.88
Net loss from discontinued operations	(997)	56,530	(0.02)
Net income available to common stockholders	$48,430	56,530	$0.86